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Exhibit 99.1

                        [SILICON VALLEY BANCSHARES LOGO]

        SILICON VALLEY BANCSHARES   3003 Tasman Drive Santa Clara, CA 95054

For immediate release                                   Contact:
June 14, 2000                                           Lisa Bertolet
                                                        Investor Relations
                                                        (408) 654-7282

NASDAQ: SIVB                                            Andrea McGhee
                                                        Corporate Communications
                                                        (408) 654-3078

                            SILICON VALLEY BANCSHARES
                ANNOUNCES REMOVAL OF MEMORANDUM OF UNDERSTANDING

     SANTA CLARA, CA, -- Silicon Valley Bancshares (the "Company"), parent company of Silicon Valley Bank (the "Bank"), today announced that the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions have removed the memorandum of understanding the Bank has been under for approximately the past nine months.

     "This action is the result of some extremely hard work and diligence on the part of our employees, management and the Board," said John C. Dean, President and Chief Executive Officer.

     Silicon Valley Bank serves emerging growth and middle-market companies in targeted niches, focusing on the technology and life sciences industries, while also identifying and capitalizing on opportunities to serve companies in other industries whose financial services needs the Bank believes are underserved.

     The Bank operates offices throughout the Silicon Valley: Santa Clara, Palo Alto and Sand Hill, the center of the venture capital community in California. Other regional offices within California include: Irvine, Los Angeles, Napa Valley, San Diego, San Francisco, Santa Barbara, and Sonoma. Office locations outside of California include: Phoenix, Arizona; Boulder, Colorado; Atlanta, Georgia;


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Chicago, Illinois; Boston, Massachusetts; Minneapolis, Minnesota; Durham, North
Carolina; Portland, Oregon; Philadelphia, Pennsylvania; Austin, Texas; Dallas, Texas; Northern Virginia; and Seattle, Washington.

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